UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): June 17, 2014

South Dakota Soybean Processors, LLC
(Exact name of registrant as specified in its charter)

South Dakota	000-50253	46-0462968
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
100 Caspian Ave. PO Box 500 Volga, South Dakota		57071
(Address of principal executive offices)		(Zip Code)

(605) 627-9240
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07    Submission of Matters to a Vote of Security Holders.
On June 17, 2014, South Dakota Soybean Processors, LLC ("the Company") held its 2014 Annual Meeting of Members in Volga, South Dakota. The primary purposes of the meeting were to receive the report of management on the business of the Company and the Company's audited financial statements for the year ended December 31, 2013 and to consider and vote on four proposals.
In the first proposal, the following persons were elected to the Company's Board of Managers:
District 1:    Jonathan Kleinjan
District 2:    Maurice Odenbrett
District 3:    Wayne Enger
District 4:    Gary Wertish
District 5:    Delbert Tschakert
Messrs. Kleinjan, Odenbrett, Wertish and Tschakert, all of whom ran unopposed, were elected by unanimous ballot. In District 3, Wayne Enger was elected by the following tally:
Wayne Enger        21
Gary Goplen        13
Dennis Timmerman     7
In the second proposal, the members voted to approve an amendment to Section 6.2 (a) of the Company's Operating Agreement, removing language requiring a distribution to members in the amount of 30% of the previous year's net income, by the following tally:
For - 98 Against - 76 Abstain - 7
In the third proposal, the members voted to approve an amendment to Section 6.2 (c) of the Company's Operating Agreement, modifying to whom distributions are paid on capital units sold/purchased during the year, by the following tally:
For - 95 Against - 79 Abstain - 5
In the fourth proposal, the members voted to approve an amendment to Section 6.2 (d) of the Company's Operating Agreement, eliminating the discretionary retiring of certain qualified patronage from the predecessor cooperative and, instead, retiring the qualified retained patronage only at the time of liquidation of the Company, by the following tally:
For - 133 Against - 42 Abstain - 7

Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits. The following exhibits are filed with this report:
3.1(ii)    Amended and Restated Operating Agreement dated June 17, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTH DAKOTA SOYBEAN PROCESSORS, LLC

Dated: June 19, 2014	/s/ Thomas Kersting
Thomas Kersting, Chief Executive Officer